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                                                                   EXHIBIT 9.1

                            VOTING TRUST AGREEMENT

      This Agreement is made on January 1, 1993, at Fremont, California by and between the undersigned parties for the purpose of creating a Voting Trust of the stock of ATG, Inc., a California corporation (hereinafter referred to as "Company").

      1. Exchange of Shares for Voting Trust Certificates. Simultaneously with the execution of this Agreement, the undersigned parties, hereafter called Certificate Holders, will exchange, assign and deliver the number of shares of stock in the Company, authorized to be issued to them and listed opposite their names, to the Trustee, who will issue and delivery to each of the parties voting Trust Certificates for the number of shares of the Company transferred to the Trustee.

      2. Form of Certificates. Voting Trust Certificates shall be in substantially the following form:

           No.    5                                 530,083  Shares
              ----------                         ------------

                                   ATG, INC.

                           a California corporation

                           VOTING TRUST CERTIFICATE

          This is to certify that the following shareholders has transferred
                                  --------------------------
      to the undersigned Trustee the above stated number of shares of the common stock of ATG, Inc., a California corporation, pursuant to the provisions of California Corporations Code Section 706(b), to be held by the Trustee pursuant to the terms of a Voting Trust Agreement dated January 1, 1993, or any extension thereof (hereafter called "Voting Trust Agreement"), a copy of which have been delivered to the above-named Certificate Holder, and filed in the office of the Secretary of the Company at 47375 Fremont Boulevard, Fremont, California. The Certificate Holder, or his or her successor or successors in interest, will be entitled to receive payments equal to all cash dividends collected by the

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     Trustee upon the above-stated number of shares, and to the delivery of a certificate or certificates for shares of stock upon the termination of the Voting Trust Agreement, in accordance with its provisions.

          The Certificate Holder, by the acceptance of this Certificate, agrees to be bound by all of the provisions of the Voting Trust Agreement as fully as if the terms of the same were set forth in this Certificate.

     Executed as of January 1, 1993


     _________________________             ________________________
     HOLDER                                TRUSTEE

     3. Transfer of Voting Trust Certificate. The Voting Trust Certificates shall be transferable only as provided in the Certificates and this Agreement and upon payment of any charges in effect at the time of transfer. All transfers shall be recorded in the certificate book and any transfer made of any Voting Trust Agreement shall vest in the transferee the same limitations as those imposed on the transferor by the terms of the Voting Trust Certificate so transferred, by this Agreement and upon such transfer the Trustee shall deliver a Voting Trust Certificate or Certificates to the transferee for the number of shares represented by the Voting Trust Certificate so transferred.

     4. Non-Withdrawal of Shares. No party to this Agreement may withdraw his shares from this Voting Trust without the prior written consent of all parties hereto.

     5. Voting by Trustee. During the period of this Voting Trust, the Trustee shall have the exclusive right to vote the shares or give written consent, in person or by proxy, at all meetings of the shareholders of the Company, and in all proceedings

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in which the vote or written consent of shareholders may be required or authorized by law.

      6. Voting at Direction of Certificate Holders. If, before any Certificate Holders' meeting or before the taking of any corporate action requiring an affirmative vote or consent of the parties, a majority of the Certificate Holders of the Company direct the Trustee to vote all the shares in a certain way, the Trustee must comply with such direction, except as provided below.

          In this regard, unless modified in writing by all parties hereto, the parties hereto in all their respective capacities (whether as an officer, director, employee or shareholder of the Company) hereby irrevocably agree and direct the Trustee that, at no time, will said Trustee do any act or omission to bind the Company without the prior written consent of the Certificate Holders representing a majority of the outstanding shares of the Company held by the Certificate Holder with respect to the following:

          a.   Amending the articles of incorporation or bylaws of the Company;
               or

          b. Authorizing, granting, or issuing additional shares or securities of the Company.

          The parties hereto acknowledge and agree that any violation of the foregoing provision will constitute an ultra vires act on behalf of the Company, and that any ultra vires act will constitute and impose personal liability on behalf of the violating party with respect to any such prohibited act and omission. Each party hereto hereby agrees to hold harmless, defend and indemnify

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each other and the Company, from any and all loss arising from a violation or breach of the terms and provisions hereof.

      7. Dividends. In the event that the Company issues dividends the Trustee shall accept and receive such dividends. Upon receipt of dividends, the same shall be prorated among the Certificate Holders and the amount of the dividends shall be distributed to such Holders. In the event that the dividends are in the form of share certificates having voting rights, the share dividends shall be held by the Trustee and new Voting Trust Certificates representing the share dividends shall be issued to the Certificate Holders.

      6. Termination of Trust. This Voting Trust shall terminate on whichever of the following conditions occurs first:

          a.    December 31, 2002
          b. Vote for termination by Certificate Holders representing one hundred percent of shares currently on deposit with Trustee.

          In no event shall the term of this Agreement extend longer than 10 years from the date of execution provided that, at any time within two (2) years prior to the time expiration of this Agreement as originally fixed or last extended hereunder, one or more Certificate Holders may, by written agreement and with the written consent of the Trustee, extend the duration of this Agreement with respect to their shares for an additional term not exceeding ten
(10) years from the expiration date of this Voting Trust as originally fixed or as last extending hereunder.

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          Upon termination of this agreement the Certificate Holders shall surrender their Voting Trust Certificates to the Trustee, and the Trustee shall deliver to the Certificate Holders shares of the Company, properly endorsed for transfer, equivalent to the amount of shares represented by the Voting Trust Certificates surrendered.

      9.  Number and Replacement of Trustee. The number of Trustee shall be one
(1) and shall be as follows: Doreen Chiu. No Trustee may be removed from his or her office except by the affirmative vote of the Certificate Holders representing a eighty percent (80%) of the outstanding shares of the Company held by the Certificate Holders. In the event of the death, resignation, or removal of the Trustee, a successor Trustee shall be appointed by the Certificate Holders then representing a majority of the shares deposited in this Voting Trust.

      10. Trustee as Shareholders and Employees. The Trustee, and the
Trustee's successor, may be parties to this Agreement as Certificate Holders, and to the extent of the shares deposited by them, the Trustee and the Trustee's successor shall be entitled in all respects to the same rights and benefits as other Certificate Holders. The Trustee may serve the Company or any of its subsidiaries as a director or officer or in any other capacity, and in any such capacity receive compensation from the Company.

      11. Trustee's Compensation. The Trustee shall serve without compensation of any kind except that the Trustee's expenses lawfully incurred in the administration of his or her duties as

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Trustee shall be reimbursed to the Trustee by the Certificate Holders.

      12. Regular Meetings A regular meeting of the Certificate Holders shall be held at Fremont, California on the last day of October in each year during the term of this trust. At each such meeting the Certificate Holders shall be entitled to one vote for each share transferred to the Trustee by them. All matters pertaining to this trust and the actions of the Trustee may be brought before the Certificate Holders at any such meeting.

      13. Special Meetings. Special meetings of the Certificate Holders may be called by Certificate Holders representing fifty (50) percent of the shares deposited. Notice of such special meetings shall be given at least fifteen (15) days prior to the date of such meeting and the specific matters to be brought before the meeting shall be included in such notice.

      14. Notices from Company. All notices, reports, statements, and other communications directed to the Trustee from the Company shall be forwarded forthwith to each Certificate Holder, with the postmarked dated and the date of receipt endorsed on the communication.

      15. Copies of Agreement. This Agreement may be executed in multiple counterparts but shall not otherwise be separable or divisible. Upon the execution of this Agreement and the establishment of this Trust, the Trustee shall cause a duplicate of this Agreement and any extension thereof to be filed with the secretary of the Company, which duplicates shall be open to the inspection by a shareholder, a Certificate Holder or an agent or

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either, on the same terms as the record of shareholders of the Company is open to inspection, and in any other manner provided for inspection under the law of California.

Dated:  January 1, 1993



                                      ______________________________
                                      DOREEN CHIU, TRUSTEE

                           CERTIFICATE HOLDERS

       Signature                   Name                 No. Of Shares
______________________   Maureen Chan                         125,499
______________________   Janet Pau Collier                     83,666
______________________   Sophia Wu                             20,918
______________________   Lai Ying Kwok Lee                    150,000
______________________   Park Keong Lee                       150,000

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